EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Crawford & Company 2007 Non-Employee Director Stock Option Plan of Crawford & Company of our reports dated March 6, 2009, with respect to the consolidated financial statements of Crawford & Company, and the effectiveness of internal control over financial reporting of Crawford & Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 6, 2009